Exhibit 99.1

CFIUS Completes Review of Proposed ChoicePoint® Acquisition

Committee Determines No Unresolved National Security Concerns

ALPHARETTA, Ga. – September 2, 2008 – The staff of the Committee on Foreign Investment in the United States (“CFIUS”) has notified ChoicePoint Inc. (NYSE: CPS) that it has concluded a review of the proposed acquisition of ChoicePoint by Reed Elsevier Group plc (“Reed Elsevier”), based in the United Kingdom, and has “determined there are no unresolved national security concerns” with respect to the proposed transaction.

Reed Elsevier had announced its plans to acquire ChoicePoint in February 2008. In April 2008, ChoicePoint shareholders voted overwhelmingly to approve the Agreement and Plan of Merger with Reed Elsevier, with more than 99.5 percent of all votes cast in favor of the transaction.

About ChoicePoint

ChoicePoint (NYSE: CPS) provides businesses, government agencies and non-profit organizations with technology, software, information and marketing services to help manage economic and physical risks as well as identify business opportunities. Consumers have free access to the reports we create at www.ChoiceTrust.com. Learn what we do to protect consumer privacy by visiting www.PrivacyatChoicePoint.com and, for more information on our company, go to www.ChoicePoint.com.